Exhibit 10.18

STRATEGIC ALLIANCE AGREEMENT

This Agreement (“Agreement”) is entered into effective the 25 day of October, 2004 for the purpose of outlining the basic terms under which Agility Healthcare Solutions LLC, a Colorado limited liability company (“Agility”), 4441 Cox Road, Glen Allen, Virginia 23060; and Trenstar Inc., a Colorado company (“Trenstar”), 1100-5613 DTC Parkway, Greenwood Village, Colorado 80111, and eXI Wireless Inc. (“eXI”), whose address is 100 – 13551 Commerce Parkway, Richmond, BC, Canada V6V 2L1, agree to work together in furtherance of the purposes and objectives expressed herein.

The following schedules constitute an integral part of and are deemed to be incorporated by reference into this Agreement:

Schedule A	-	Products and Prices
Schedule B	-	Purchase Orders and Shipping Schedules
Schedule C	-	Payment and Insurance
Schedule D	-	Installation Services
Schedule E	-	Product and Installation Support
Schedule F	-	Limited Warranty

1. Background and Mutual Recitations

1.1 Agility. Agility is engaged in the logistical management of mobile assets for the healthcare provider industry, providing comprehensive services on a contract basis, including mobile asset tracking systems, business process optimization, operational support and equipment financing support services. Agility has developed a proprietary mobile equipment management and tracking system, AgileTracSM, including business process optimization analysis and related services for moveable medical equipment. Agility’s majority shareholder, TrenStar, Inc. (“TrenStar”) is a holding company directing and managing business activities undertaken through operating subsidiaries located primarily in the United States of America, the United Kingdom and Australia including i) ownership and the licensing of the use of containers and other high value portable assets primarily for the beverage, food, chemical and healthcare industrial sectors and ii) providing, implementing and managing information technologies for data capture applications including real-time asset positioning and content information and monitoring and controlling the movement of information, goods and returnable packaging, together offering financing, management services, information technology and technology integration for the returnable packaging assets of the supply chain.

1.2 eXI. eXI has developed specialized wireless identification, control and location tools, systems and products utilizing RFID and barcodes to protect, track and locate animate an inanimate objects such as but not limited to hospital patients, infants, staff and mobile or fixed assets. eXI manufactures, develops and distributes RFID tags and other proprietary hardware, middleware and software products (“the Products”) which Agility has determined to be suitable for existing and projected future requirements of Agility in relation to its service agreements involving logistical management of mobile assets for hospitals and other healthcare providers.

1.3 Perceived Joint Opportunity. Agility and eXI (each a “Party” and collectively the “Parties”) have determined that their respective areas of business expertise, proprietary products, processes and operations capabilities involve synergies and opportunities for value enhancement through coordinated development, marketing, integration and implementation of certain of their respective products and services. Agility and eXI desire to delineate certain basic terms whereby the parties will collaborate in the marketing of their respective products and services.

NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties herein expressed, and for other good and valuable consideration exchanged, the receipt and sufficiency of which are hereby acknowledged, Agility and eXI have agreed as follows:

2. Marketing Objectives.

2.1 Mutual Interest Market Categories. In the course of conducting their respective routine business activities, Agility and eXI each may identify clients or prospective clients within the healthcare industry in North America (which for purposes of this Agreement shall include hospitals, nursing homes, manufacturers, and other healthcare service providers, including for-profit, not-for-profit, and governmental entity proprietors and operators) who require services or products of the nature performed or provided by the other party hereto or its associated companies. Subject to the conditions and limitations expressed herein, both parties agree to support each other’s efforts to identify and provide appropriate referrals to their current and future customers who may have interest in contracting for the other party’s products or services

2.2 Preferred Provider Status of eXI. Agility intends to continue to utilize Agility’s own proprietary business processes and computer software programs for purposes of its contract services pertaining to the AgileTracSM mobile medical equipment management system and related logistics services, but wishes to utilize the Products as integral components of the systems and installations provided by Agility to its healthcare provider customers. Agility agrees that eXI shall be the preferred supplier of RFID tags and other hardware products which will comprise the standard hardware platform for Agility’s comprehensive solution. Agility also agrees that it will use the brand “Powered by eXI” on all of its products that use eXI’s hardware, middleware or software.

Subject to the conditions and limitations expressed herein or in the Exhibits, Agility intends to purchase from eXI installation services as outlined in Schedule D for each comprehensive solution Agility implements for its customers pursuant to a prior mutual written customer designation and implementation plan entered into between Agility and eXI.

2.3 Preferred Purchaser Status for Agility. eXI hereby grants, and Agility accepts, a limited, non-exclusive, non-transferable, revocable license to resell and deploy the eXI Products described in Schedule A on a global basis in accordance with the terms and conditions of this Agreement. Agility shall be solely responsible for the pricing extended to, the invoicing of and collection of payment from any party to whom it may resell eXI Products. Provided Agility purchases Products of eXI in accordance with the OEM terms described in Schedules A through F, eXI agrees to make such Products available to Agility at the preferred purchaser prices therein set forth. eXI warrants that any Products sold to Agility by eXI, other than software (which eXI retains ownership of) will be delivered with clear title and will conform to any applicable laws and regulations.

2.4 Joint Marketing Opportunities. In addition to the agreement of the parties to collaborate in marketing of their respective services as provided in Section 2.1, 2.2 and 2.3 above, and Agility’s intention to integrate the Products as the platform of Agility’s comprehensive solution for customers, the parties also recognize that they may hereafter jointly identify a specific commercial opportunity (customer or target market) within the healthcare industry as a prospect that most advantageously would be pursued by them as a combined product and service offering. Any such determination would be confirmed by the parties in writing and would include a specification of the products and services projected to be supplied by each party and the role each would take in the proposal, contracting and implementation process.

3. Relationship of the Parties Inter Se and with Respect to Prospective Customers.

Agility and eXI will each act in the capacity of independent contractors and no partnership or other business combination or mutual agency is intended to be created hereby. The parties will undertake, in the utmost good faith, to cooperate with respect to the exchange of all information and/or documentation as necessary to enable an appropriate presentation of the scope of services and description of products to prospective customers in a manner consistent with the purposes and objectives of this Agreement.

The parties acknowledge that in connection with any joint presentations to prospective customers, the nature of the services to be provided by Agility and eXI respectively will generally render it desirable for Agility to contract directly with the healthcare provider customer and to integrate eXI’s hardware products for purposes of the requisite customer solution.

4. Expenses and Fees.

A. Marketing Expenses. Agility and eXI agree and acknowledge that the costs of determining the scope of services and products required by prospective customers, formulating product description and/or presentation materials, attending any trade shows or exhibitions and similar activities may involve personnel time, preliminary creative analysis, travel and other expenses which may not be reimbursable to the parties or otherwise recoverable from prospective customers. The parties will each be responsible for their own direct expenses incurred unless otherwise agreed to in writing.

B. Fees for products and services. Unless otherwise agreed on a case-by-case basis, fees and services associated with established contracts with customers will be determined by the parties in accordance with their usual and customary services and fees for comparable transactions and projects and will reflect their usual profit margins corresponding to such sales and services. Without limiting the right of a party to determine an appropriate fee for its services and products, the parties agree to endeavor to establish fees and rates which are market-responsive and/or reasonably competitive within the pertinent industry, service and/or product provider sectors.

5. Additional Opportunities for Mutual Cooperation.

In addition to their ongoing efforts to identify target industries and markets for the parties’ respective products and services, authorised representatives of Agility and eXI shall endeavour to identify other opportunities for mutual cooperation consistent with the purposes, terms, conditions and limitations herein expressed.

6. Committed Resources; Procedures.

6.1 The parties acknowledge and agree that effective implementation of this Agreement will require a high degree of cooperation in relation to the ongoing exchange of information, product support and other service requirements. Each party agrees to allocate appropriate personnel resources as required to meet the requirements of any customized presentations to customers, product demonstrations, in person or remote sales calls, proposal writing resources and similar activities. The parties each agree to designate one or more persons as its authorized representative(s) to work with the representative(s) of the other party to address any routine operational or procedural matter arising in relation to the foregoing requirements

7. Confidentiality/Intellectual Property Rights; Joint Development Opportunities.

7.1 Confidentiality. Agility and eXI agree to hold in strictest confidence and not to disclose to others or use other than for purposes of this Agreement any data, reports, writings and communications and any other information provided to, learned by or made available to them by the other party in the course of this Agreement (collectively referred to as “Information”) except as the other party expressly authorizes in writing. Both eXI and Agility acknowledge that all Information provided or learned by them in connection with this Agreement constitutes trade secret data and/or proprietary information of great value. Both eXI and Agility agree not to use such Information for any purpose other than the objectives of this Agreement. In the event that either party receives notice of an attempt by anyone to obtain a court order compelling any disclosure of any Information, such party shall immediately notify the other party.

Nothing in this section in any way restricts or impairs either party’s right to use, disclose or otherwise deal with any Information or data which:

a.	at the time of disclosure is generally available to the public or thereafter become available to the public by publication or otherwise through no act of that party;

b.	that party can demonstrate was within its possession prior to the time of disclosure and was not acquired directly or indirectly from the other party or any person, firm or corporation acting on its behalf, or

c.	is independently made available as a matter of right to either party by a third party who is under no confidentiality obligation to the other party.

7.2 Intellectual Property Ownership. Each party retains sole and exclusive ownership of its intellectual property and, except as may be expressly agreed upon by the parties in writing or under this Agreement, no license, permission or interest of any kind in or to the use of any trademark, insignia, device, patent or other intellectual property right held by a party hereto is or is intended to be given or transferred to the other party by the execution, performance or non-performance of this Agreement or any part of it.

7.3 Joint Development Activities. The parties recognize that in the course of their continuing collaboration and efforts to identify optimum solutions to meet customer objectives, certain requirements may be identified for the development of innovative embedded software, processes, hardware design or applications, devices or techniques not presently within the scope of eXI’s product line. The parties agree that in connection with any such development requirement ascertained to exist solely or primarily to enable a customized or optimal solution for Agility’s customers, and where eXI consents, in writing and by form of a cost share agreement, to Agility paying eXI for a portion of the costs associated with such development, Agility will be considered as a development partner in relation to eXI’s development of such innovations. Agility will provide all requisite input regarding the business requirements and upon final development will be entitled to a non-exclusive royalty-free worldwide, irrevocable perpetual license to use such developed intellectual property or invention provided that such intellectual property or invention is manufactured by eXI, subject to eXI’s usual and customary charges for the relevant hardware or equipment itself.

7.4 Use Prohibition. Other than as expressly provided herein, Agility or any of its affiliates will not use any of the Confidential Information it receives from eXI in any manner, whether directly or indirectly, that competes with eXI and, without limiting the generality of the foregoing, will not use the Confidential Information or any other information to directly or indirectly design, develop, manufacture or sell any goods or materials that will compete, directly or indirectly, with eXI.

8. Indemnification.

8.1 Each party agrees to indemnify and hold harmless the other party, the other party’s parents, subsidiaries and affiliated companies, and all of their respective officers, managers, directors, employees and agents from any and all liabilities, damages, claims, suits, judgments, costs and expenses (including reasonable collection and court costs), directly or indirectly incurred in relation to third party claims against a party hereto as a result of:

a.	the actions, including but not limited to negligence, of that party relating to this Agreement and the performance of this Agreement;

b.	the breach of any of the provisions of this Agreement by that party;

c.	patent, trademark or copyright infringement by that party or any claims by third persons based upon or arising out of or in connection with any statements, illustrations, research data, advertising, product claims, representations or warranties made by that party in connection with this Agreement;

d.	the injury, illness, or death of any person which is caused by any services/products provided by the other party hereto.

Neither party will be liable to the other pursuant to the indemnity given herein for specific, indirect or consequential damage, including loss of profits, lost revenues, failure to realize expected savings, or other commercial or economic losses of any kind.

9. Scope of Agreement; Existing Agreement Obligations.

9.1 Existing agreements. The parties do not intend that the foregoing reciprocal assurances alter or impair the rights and obligations of either party under any existing agreements with customers or other third parties, including their respective affiliates, and the obligations of each party hereunder are entered into subject to any pre-existing contractual obligations. In the event of any subsequent determination to jointly pursue an identified specific opportunity each party agrees to disclose to the other any agreement or arrangement which it believes would preclude or impair its ability to fulfill its obligations and support the objectives of this Agreement as it pertains to such opportunity.

Agility acknowledges that eXI has existing agreements with its distributors and dealers and from time to time may be prevented from providing information to Agility and eXI acknowledges that Agility has existing agreements with other product and service providers which may from time to time prevent Agility from providing information to eXI or require Agility to recognize a third party as a supplier of certain products overlapping with an existing or future product line of eXI.

9.2 Client determinations. Neither party shall be required to decline any business opportunity initially designated and pursued as a defined joint opportunity hereunder in the event that the client fails or refuses to engage or approve the engagement of the other party to perform services or provide products.

9.3 Geographical Scope of Agreement. The parties intend that the scope of this Agreement shall apply to any relevant opportunities identified by the parties in the course of conducting business activities world-wide.

10. Miscellaneous.

10.1 The parties each represent to the other that all requisite authority has been obtained from shareholders, Boards of Directors, Members, Managers or beneficial owners, as applicable, to enter into this Agreement.

11. Intent to be Bound/Further Assurances and Documents.

11.1 This Agreement is intended by the parties to be binding upon them to the extent of the obligations and subject to the conditions and limitations expressed in this Agreement. The parties agree to take all reasonable or appropriate action and to execute such other and further documents as may be necessary or desirable in order to effectuate the terms and purposes of this Agreement. This Agreement may be supplemented or modified by an instrument in writing executed by the parties, but not otherwise.

12. Interpretive Provisions.

12.1 This writing and these terms and conditions shall be governed by and construed according to the internal laws of the Province of British Columbia.

13. Term of Agreement.

This Agreement shall remain in effect for a term of Three years (“the Term”) and thereafter shall remain in effect until written notice of cancellation is provided by either party to the other party hereto with ninety (120) days advance written notice delivered by confirmed post or confirmed courier delivery to its address stated in the preamble of this Agreement or otherwise communicated in writing to the other party. The termination of this Agreement shall have prospective effect only and shall not impact any rights or obligations of a party hereunder in respect of any agreements or arrangements concluded whereby either party has become entitled to be paid a fee for services.

14. Trademarks.

Agility acknowledges the validity and agrees that eXI is the owner of the trade marks “eLink”, “eLink enabled”, “Roam Alert”, “Roam Alert Plus”, “eXI”, “Roam@Home”, “Halo”, “Assetrac” and “e-Tegra” and other trade marks hereafter licensed or approved for use (collectively, the “Trade Marks”) and that Agility may only use the Trade Marks in association with the Products as supplied by eXI unless it has otherwise obtained the prior written approval of eXI and that Agility shall not at any time do or allow or cause to be done any act or thing directly or indirectly contesting or in any way impairing, or tending to impair, any part of eXI’s right, title or interest in the Trade Marks.

eXI acknowledges that Agility may, from time to time, be the owner of certain trade marks (collectively the “Agility Trade Marks”) and that eXI may only use the Agility Trade Marks with the prior written approval of Agility and will not at any time do or allow or cause to be done any act or thing directly or indirectly contesting or in any way impairing, or tending to impair, any part of Agility’s right, title or interest in the Agility Trade Marks.

15. Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

IN WITNESS WHEREOF the corporate seals of the parties have been affixed in the presence of their duly authorized officer(s) as of the day and year first above written.

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AGILITY HEALTHCARE	)

SOLUTIONS, LLC	)
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	)	C/S
/s/ Fran Dirksmeier	)
Authorized Signatory	)

Authorized Signatory
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eXI WIRELESS INC.	)
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/s/ Nurez Khimji	)	C/S
Authorized Signatory	)
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/s/ Malik Talib
Authorized Signatory

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TRENSTAR INC.	)
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	)	C/S
Authorized Signatory	)
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Authorized Signatory